Exhibit 99.1

Contact:

Myesha N. Edwards

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS

CONCORD, CA, August 3, 2006 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2006.

Revenues for the second quarter of 2006 were $6.5 million, up from $5.5 million for the second quarter of 2005, with higher amounts attributed to increased revenues from milestone payments previously received from BioOne, as well as growth of European sales of the INTERCEPT platelet system, offsetting modest declines in government grant funding. Total operating expenses for the second quarter of 2006 were $12.4 million, up from $8.5 million for the same period in 2005, primarily due to increased European commercialization activities, development and regulatory efforts related to the INTERCEPT red blood cell system, preclinical and Phase I clinical trial activities associated with our immunotherapy programs, and beginning in 2006, recognition of non-cash stock-based compensation expenses recognized in accordance with FAS123R.

Net loss for the second quarter of 2006 was $5.1 million, or $0.18 per share, compared to net loss of $2.8 million, or $0.12 per share, for the second quarter of 2005.

For the six months ended June 30, 2006, total revenues were $13.5 million, compared to $11.9 million for the same period in 2005. Net loss was $6.0 million, or $0.24 per share, for the six months ended June 30, 2006, compared to net income of $18.6 million, or $0.80 per diluted share, for the six months ended June 30, 2005. Net income during the six months ended

June 30, 2005 included a one-time gain of $22.1 million recognized in February 2005 as a result of a disputed loan settlement with Baxter Capital.

At June 30, 2006, the Company had cash, cash equivalents and short-term investments of $76.1 million, an increase of $30.3 million from December 31, 2005, reflecting net proceeds from a March 2006 equity offering of $42.4 million offset by cash used in operations during the first half, as well as sources and uses of cash related to Baxter: a one-time disbursement from Baxter largely offset by our repayment of the Baxter loan. “The results from the second quarter show good progress in our commercialization efforts of INTERCEPT in Europe,” said Claes Glassell, president and CEO of Cerus Corporation. “Also we are beginning enrollment in our Phase 1 clinical trial, CRS-100.”

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of blood safety and immunotherapy that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

Baxter is trademark of Baxter International Inc.

Statements in this news release regarding statements concerning efforts to commercialize the INTERCEPT Blood System and enrollment in clinical trials are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties related to manufacturing, product demand and market acceptance and adoption of any products, competitive conditions, internal and external factors that could impact commercialization, actions by regulatory authorities and other government authorities, including the FDA and foreign counterparts, at any stage of the development, marketing or commercialization process, the determination of reimbursement rates for the company’s products, the ability to identify, hire and retain qualified sales and marketing personnel, the initiation, timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, technological advances in the medical field, additional financing activities, and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; all forward-looking statements speak only as of the time when made.

Financial Tables Attached

CERUS CORPORATION

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Milestones and development funding	$4,204	$2,594	$8,021	$5,527
Government grant and cooperative agreements	1,480	2,800	4,182	6,028
Product revenue	776	86	1,255	326

Total Revenues	6,460	5,480	13,458	11,881
Operating expenses
Cost of Product revenue	281	—	464	—
Research and development	8,357	5,881	15,038	10,930
Selling, general and administrative	3,762	2,616	6,878	5,037

Total operating expenses	12,400	8,497	22,380	15,967
Interest income and other, net	868	256	2,921	22,710

Net income (loss)	$(5,072)	$(2,761)	$(6,001)	$18,624

Net income (loss) per share:
Basic	$(0.18)	$(0.12)	$(0.24)	$0.84
Diluted	$(0.18)	$(0.12)	$(0.24)	$0.80
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	27,770	22,321	25,450	22,289
Diluted	27,770	22,321	25,450	23,343

CERUS CORPORATION

CONDENSED UNAUDITED BALANCE SHEETS

(In thousands)

	June 30, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$76,124	$45,805
Accounts receivable and other current assets	5,344	5,200
Inventory	1,896	—
Furniture and equipment, net	1,559	1,235
Other assets	6,439	6,420

Total Assets	$91,362	$58,660

Accounts payable and accrued liabilities	$7,815	$7,289
Current loan and interest payable	—	4,826
Deferred gain	5,171	—
Deferred revenues	4,107	11,135
Other current liabilities	102	67
Other long-term liabilities	65	68

Total liabilities	17,260	23,385

Stockholders’ equity	74,102	35,275

Total liabilities and stockholders’ equity	$91,362	$58,660